Exhibit 99.1

DatChat to Showcase All-New Metaverse “The Habytat” at DCENTRAL Miami

Will release Phase 1 to the General public to Interact and Secure Property within “Geniuz City”- The First world of the Habytat Metaverse

NEW BRUNSWICK, N.J., Aug. 11, 2022 -- DatChat, Inc. (“DatChat” or the “Company”) (Nasdaq: DATS), a secure messaging, metaverse and social media company, today announced that its SmarterVerse subsidiary will showcase its all-new metaverse “The Habytat” at DCENTRAL Miami November 28-30, 2022. Conference attendees and the public will be able to interact with and secure property in “Geniuz City,” the first world within The Habytat.

DCENTRAL Miami brings together DeFi builders and protocols to connect and collaborate with NFT collectors, artists, and creators for the largest Web3 conference. DatChat will be a silver sponsor with an exhibition space, keynote and panel speaking opportunities, and video promotion throughout the event.

The Habytat will use DatChat’s Dynamic Content NFT’s, patented blockchain digital rights management, and micro blockchain technology to create a new social networking and commercial metaverse. SmarterVerse, Inc., a wholly owned DatChat subsidiary, entered a joint venture with MetaBizz to develop the all-new metaverse.

To learn more about The Habytat please visit smarterverse.com.

About DatChat, Inc.

DatChat Inc. is a secure messaging, metaverse and social media Company. DatChat’s Messenger & Private Social Network via application presents technology that allows users to change how long their messages can be viewed before or after users send them, prevents screenshots, and hides encrypted photos in plain sight on camera rolls. The Company’s patented technology offers users a traditional texting experience while providing control and security for their messages. The Company continues to innovate and implement strategic initiatives to increase the adoption of blockchain technology and advance its Social Network+ and Metaverse initiatives. For more information, please visit datchat.com.

About Metabizz

Metabizz is a company focused on devising, creating, and developing 4D experiences in the metaverse to provide solutions, business opportunities, and a safe space for social interaction with the mission to enhance human life. We understood the transformation that society is experiencing and turned it in our favor by creating the first world in the metaverse that aims to provide people tools to self-actualize and generate wealth. For more information, please visit metabizz.io

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the SEC, not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investor Relations contact:

Alex Thompson, Greg Robles

Gateway Group, Inc.

(949) 574-3860

DATS@gatewayir.com

Press contact:

Zach Kadletz

Gateway Group, Inc.

(949) 574-3860

DATS@gatewayir.com